UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2004

SMITH & WESSON HOLDING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-31552	87-0543688

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 ROOSEVELT AVENUE
SPRINGFIELD, MASSACHUSETTS 01104

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 331-0852

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

     The Company and Michael Golden have entered into to an employment agreement dated as of December 6, 2004 providing for the employment of Mr. Golden as the Company’s Chief Executive Officer and President. The employment agreement has an initial term of two years and is subject to renewal for successive one-year periods.

     The employment agreement provides for Mr. Golden to receive an annual base salary of $325,000. The base salary will be reviewed annually by the Compensation Committee of the Board of Directors of the Company, and the committee may increase, or recommend that the full Board of Directors increase, the base salary in the committee’s or the Board of Directors’ discretion. As part of his compensation package, the Company will grant to Mr. Golden options to purchase 500,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on December 6, 2004. The options will vest in 100,000 share increments on each of the first five annual anniversaries following the date of grant, provided that no such options will vest after any termination of employment and vested options shall be exercisable for 60 days after any termination of employment.

     Under the employment agreement, the Company will provide Mr. Golden with a car allowance of $1,000 per month and Mr. Golden will be entitled to participate in any group insurance, pension, retirement, vacation, expense reimbursement and other plans, programs, or benefits as may from time to time be provided to other employees of the Company. The agreement contains provisions that prohibit Mr. Golden from competing with the Company or soliciting the Company’s personnel or employees for a period of 12 months following the termination of his employment with the Company.

     The employment agreement provides that either the Company or Mr. Golden may terminate the agreement at any time. If Mr. Golden’s employment is terminated unilaterally by the Company without cause, Mr. Golden will receive his base salary for the period of one year after such termination, as well as any fringe benefits listed above being received by him at the date of termination. If Mr. Golden’s employment is terminated for reason of disability, death, by him voluntarily, or by the Company for cause as a result of certain acts committed by Mr. Golden (as set forth in the agreement), he will receive no further compensation under the employment agreement. In addition, upon termination of his employment, Mr. Golden will resign all positions, including any positions on the Company’s Board of Directors.

     In the event of a change of control of the Company, Mr. Golden may, at his option and upon written notice to the Company, terminate his employment, unless the change in control shall have been specifically approved by the Board of Directors and the provisions of the employment agreement remain in full force and effect and Mr. Golden suffers reduction in his status, duties, authority, and compensation following the change in control. If Mr. Golden terminates his employment due to a change of control not approved by the Board of Directors or following which employment agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, he will receive his base salary for the period of one year after such termination, as well as any fringe benefits listed above being received by him at the date of termination.

     The employment agreement is attached hereto as Exhibit 10.42.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      The Company has appointed Mr. Michael Golden as President and Chief Executive Officer, effective December 6, 2004. In connection with Mr. Golden’s appointment, the Company and Mr. Golden have entered into an employment agreement, a description of which is set forth in Item 1.01 of this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

     Mr. Golden will also serve as a director of the Company. There are no arrangements or understandings pursuant to which Mr. Golden was elected as a director other than as an incident of his employment as President and Chief Executive Officer, and there are no related party transactions between Mr. Golden and the Company.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Exhibit
Number
10.42	Employment Agreement dated as of December 6, 2004 between the Registrant and Michael Golden

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2004

SMITH & WESSON HOLDING CORPORATION

By:	/s/ John A. Kelly

John A. Kelly
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number
10.42	Employment Agreement dated as of December 6, 2004 between the Registrant and Michael Golden

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